Exhibit 4.2

CERTIFICATE OF DESIGNATION

OF SERIES A CONVERTIBLE PREFERRED STOCK OF

KALEX CORP.

to be filed with the Secretary of State

of the State of Delaware

on or about March 15, 2011

Kalex Corp. (the “Company”), a corporation organized and existing under the laws of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and the Board of Directors of the Company, has adopted resolutions (a) authorizing the issuance of 1,000 shares of preferred “A” stock, $0.00001 par value per share (individually or collectively the “Preferred A Stock”), of the Company and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

1. Dividends and Distributions

1.1. Dividend Rate and Rights. Holders of the Preferred A Stock shall not be entitled to receive dividends.

2. Conversion into Common Stock.

2.1. Right to Convert. Subject to and upon compliance with the provision of this Section 2, the holders of the shares of Preferred A Stock shall be entitled, at their option, at any time and from time to time, to convert all or any portion of their outstanding Preferred A Stock into the common stock (“Common Stock”) of the Company.  Each Preferred A Stock shall be convertible into Two Hundred Thousand (200,000) shares of Common Stock (“Conversion Ratio”).

2.2. Notice of Conversion. Each Preferred A Stock stockholder who desires to convert their Preferred A Stock into the Corporation’s Common Stock must provide a ten (10) day written notice to the Corporation of its intent to convert one or more shares of Preferred A Stock into Common Stock. The Corporation may, in its sole discretion, waive the written notice requirement and allow the immediate exercise of the right to convert.

2.3. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred A Stock and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose). Such conversion shall be determined on the basis of the total number of shares of Preferred A Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon aggregate conversion. Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing Preferred A Stock to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent, and shall have given written notice to the Corporation pursuant to Section 2.2 at such office that he elects to convert the same, unless the Company has waived such notice. The Corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen, or destroyed certificate, issue and deliver to such holder of Preferred A Stock a certificate or certificates for the number of shares of Preferred A Stock to which such holder shall remain entitled, if any, after the conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the certificate(s), or the delivery of such agreement and indemnification in the case of a lost, stolen, or destroyed certificate(s), for the shares of Preferred A Stock to be converted.

2.4. Adjustments to Conversion Ratio

A. Merger or Reorganization. In case of any reorganization, consolidation or merger of the Corporation as a result of which holders of Common Stock become entitled to receive other stock or securities or property, or in case of any conveyance of all or substantially all of the assets of the Corporation to another corporation, the Corporation shall mail to each holder of Preferred A Stock in the same manner as provided to the Common Stock holders a notice thereof, and each such holder shall, upon written notice by the Corporation to the holders of the Preferred A Stock, convert such holder’s shares of Preferred A Stock into shares of Common Stock pursuant to this Section 2 immediately prior to the closing of such reorganization, consolidation or merger of the Corporation, and thereafter receive the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred A Stock would have been entitled upon such reorganization, consolidation, merger or conveyance.

B. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, recapitalization, or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Preferred A Stock Conversion Ratio in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Preferred A Stock Conversion Ratio in effect immediately prior to such combination will be proportionately increased.

2.5. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation, or through any reorganization transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred A Stock against impairment.

2.6. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of the Preferred A Stock pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred A Stock a certificate setting forth such adjustment or readjustment and the calculation on which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred A Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred A Stock.

2.7. Common Stock Reserved. The Corporation shall take such action as is necessary to amend the Certificate of Incorporation to authorize such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred A Stock.

3. Liquidation Preference.

Distribution of Assets in Liquidation. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the assets of the Corporation available for distribution to its stockholders shall be distributed to all holders of Preferred A Stock on an as converted basis and pro rata with the holders of Common Stock.

4. Voting Rights.

The record holders of the Preferred A Stock shall have the right to vote on any matter with holders of common stock voting together as one (1) class. The record holder(s) of the 1,000 shares of Preferred A Stock shall have that number of votes (identical in every other respect to the voting rights of the holders of common stock entitled to vote at any regular or special meeting of the shareholders) equal to that number of common shares which is not less than 51% of the vote required to approve any action, which Delaware law provides may or must be approved by vote or consent of the holder of common shares or the holders of other securities entitled to vote, if any.

The record holders of the Preferred A Stock shall be entitled to the same notice of any regular or special meeting of the shareholders as may, or shall, be given to holders of common shares entitled to vote at such meetings. No corporate actions requiring majority shareholder approval or consent may be submitted to a vote of common shareholders which in any way precludes the Preferred A Stock shareholders from exercising their voting or consent rights as though it is or was a common shareholder.

Upon the conversion of any Preferred A Stock, the remaining shares of Preferred A stock shall have the number of votes (identical in every other respect to the voting rights of the holders of common stock entitled to vote at any regular or special meeting of the shareholders) equal to the number of common shares which is not less than 51% of the vote required to approve any action, which Delaware law provides may or must be approved by vote or consent of the holder of common shares or the holders of other securities entitled to vote, if any, reduced by the proportionate percentage of the vote required to approve any action that the aggregate number of converted shares represented prior to their conversion.  For example, where 1,000 shares represents 51% of the Company’s vote required to approve any action, the proportionate percentage each Preferred A Stock represents would be 0.051% (51% / 1,000) of the Company’s vote required to approve any action.  Therefore, if 100 shares were converted the voting power would be reduced by 5.1% (100 x 0.051%).  Accordingly, the remaining 900 shares would have 51% minus 5.1% or 45.9% of the vote required to approve any action.

For purposes of determining a quorum for any regular or special meeting of the shareholders, all unconverted shares of Preferred A Stock shall be included and shall be deemed as the equivalent of the number of votes such shares are eligible to vote pursuant to the terms of this Section 4, for all shares represented at and entitled to vote at such meetings.

5. Reissuance.

No share or shares of Preferred A Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued as Preferred A Stock, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

6. Notices.

6.1. Notice Requirement. Within ten (10) business days of any adjustment of the Preferred A Stock Conversion Ratio, the Corporation will give written notice thereof to all holders of shares of Preferred A Stock. The Corporation will give written notice to all holders of shares of Preferred A Stock at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, or (b) with respect to any pro rata subscription offer to holders of Common Stock.

6.2.Form of Notice. Unless otherwise specified in the Corporation’s Certificate of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Preferred A Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

RESOLVED, that the date of the adoption of the amendment by all of the Directors of the Corporation is March 15, 2011. Pursuant to Article Fourth of the Certificate of Incorporation, no shareholder approval is required.

DATE: March 15, 2011

By:	/s/ Arnold Sock
Arnold F. Sock, President

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